        As filed with the Securities and Exchange Commission on May 28, 1999
                                                 Registration No. 333-__________

                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549
                                  ---------------

                                      FORM S-8
                               REGISTRATION STATEMENT
                                       UNDER
                             THE SECURITIES ACT OF 1933

                                  ---------------

                             PDS FINANCIAL CORPORATION
               (Exact name of registrant as specified in its charter)

           Minnesota                                        41-1605970
 (State or other jurisdiction                            (I.R.S. Employer
of incorporation or organization)                       Identification No.)

                                 6171 McLeod Drive
                              Las Vegas, Nevada 89120
                      (Address of Principal Executive Offices)

  AMENDED AND RESTATED PDS FINANCIAL CORPORATION EMPLOYEE STOCK PURCHASE PLAN
                              (full title of the plan)


     Mr. Johan P. Finley, President and                     Copy to:
          Chief Executive Officer                     John T. Kramer, Esq.
         PDS Financial Corporation                    Dorsey & Whitney LLP
              6171 McLeod Drive                      Pillsbury Center South
           Las Vegas, Nevada 89120                   220 South Sixth Street
   (Name and address of agent for service)     Minneapolis, Minnesota 55402-1498

            (702) 736-0700                              (612) 340-8702
(Telephone number, including area code,
         of agent for service)

                                --------------------


                           CALCULATION OF REGISTRATION FEE


   Title of                            Proposed            Proposed
  securities         Amount to be   Maximum Offering   Maximum Aggregate        Amount of
to be registered    registered (1) Price per Share (2)  Offering Price (2) Registration Fee (2)
-----------------------------------------------------------------------------------------------
Common Stock
($.01 par value)     150,000            $3.313              $496,950            $139
-----------------------------------------------------------------------------------------------

(1) The number of shares being registered represents the number of shares of Common Stock that may be issued pursuant to the Amended and Restated PDS Financial Corporation Employee Stock Purchase Plan (the "Plan").

(2) Determined pursuant to Rule 457(c), based on the average of the high and low sale prices of the Common Stock as reported on the Nasdaq National Market System on May 26, 1999

                                      PART II

                 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.        INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by PDS Financial Corporation (the "Company") with the Securities and Exchange Commission, are hereby incorporated by reference in this Registration Statement:

     1.   Annual Report on Form 10-KSB for the year ended December 31, 1998;

     2.   Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

     3. The Proxy Statement of the Company for the annual meeting of stockholders held May 14, 1999; and

     4. The description of Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 0-23928) filed with the Commission pursuant to Section 12 (g) of the Exchange Act on April 26, 1994, and any amendment or report updating such description filed subsequent to the date of such Registration Statement and prior to the termination of the offering described herein.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     With respect to the unaudited consolidated financial information of PDS Financial Corporation for the three month period ended March 31, 1999 incorporated by reference in this Prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated April 28, 1999 incorporated by reference herein, states that they did not audit and they do not express an opinion on that unaudited consolidated financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nuature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited consolidated financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

ITEM 4.        DESCRIPTION OF SECURITIES

     Not applicable.

ITEM 5.        INTERESTS OF NAMED EXPERTS AND COUNSEL

     Not applicable.

ITEM 6.        INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 302A.521 of the Minnesota Business Corporation Act provides that, unless prohibited or limited by a corporation's articles of incorporation or bylaws, a corporation must indemnify its current and former officers, directors, employees and agents against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement and which were incurred in connection with actions, suits or proceedings in which such person are parties by reason of the fact that they are or were an officer, director, employee or agent of the corporation, if they (i) have not been indemnified by another organization, (ii) acted in good faith, (iii) received no improper personal benefit, (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful, and (v) reasonably believed that the conduct was in the best interests of the corporation. Section 302A.521 also permits a corporation to purchase and maintain insurance on behalf of its officers, directors, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as officers, directors, employees and agents of the corporation, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of such section.

     The Amended and Restated Bylaws of the Registrant provides that the directors, officers and committee members of the Registrant and other persons shall have the rights to indemnification provided by Section 302A.521 of the Minnesota Business Corporation Act.

ITEM 7.        EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8.        EXHIBITS


   Exhibit No.      Description
   -----------      -----------
      5.1           Opinion of Dorsey & Whitney LLP
     23.1           Consent of Counsel to the Company (included in Exhibit 5.1)
     23.2           Consent of Independent Accountants
     23.3           Awareness Letter
     24.1           Power of Attorney (included in signature page)


ITEM 9.   UNDERTAKINGS

A.   The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

PROVIDED, HOWEVER, that paragraphs A(1)(i) and A(1)(ii) above will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or other controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on May 28, 1999.

                                   PDS Financial Corporation


                                   By:   /s/ Johan P. Finley
                                      ------------------------------------------
                                      Johan P. Finley
                                      PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                 POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John P. Finley and Steve Des Champs, and each of them (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer of PDS Financial Corporation), to sign any or all amendments (including post-effective amendments) to a registration statement, on Form S-8 for the sale of shares of PDS Financial Corporation Common Stock pursuant to the PDS Financial Corporation Employee Stock Purchase Plan, and to file the same, with all exhibits thereto, and other documents and instrument in connection therewith, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities stated and on May 28, 1999.

 SIGNATURE                       TITLE
 ---------                       -----

 /s/ Johan P. Finley             President, Chief Executive Officer and
 ------------------------------- Director (principal executive officer) Johan P. Finley

 /s/ Steven M. Des Champs        Chief Financial Officer,
 ------------------------------- (principal financial and accounting officer) Steven M. Des Champs

 /s/ Peter D. Cleary
 -------------------------------
 Peter D. Cleary                 Director

 /s/ Joel M. Koonce
 -------------------------------
 Joel M. Koonce                  Director


 -------------------------------
 James L. Morrell                Director

 /s/ Lona Finley
 -------------------------------
 Lona Finley                     DIRECTOR

                                    EXHIBIT INDEX


Exhibit Number           Description
--------------           -----------
      5.1       Opinion of Dorsey & Whitney LLP

     23.1       Consent of Counsel to the Company (included in Exhibit 5.1)

     23.2       Consent of Independent Accountants

     23.3       Awareness Letter
